Exhibit 99.1

Investors:	Valerie Haertel	Media:	Jeffrey Simek
	(201) 269-5781		(201) 269-6400
	valerie_haertel@medco.com		jeffrey_simek@medco.com

Medco Reports Record Fourth-Quarter 2006 Earnings, Raises 2007 Guidance

and Increases Share Repurchase Program by $3 Billion

Fourth-Quarter 2006 GAAP Diluted EPS up 35.1 percent to $0.77; Fourth-Quarter 2006

Diluted EPS up 30.3 percent to $0.86, excluding $0.09 per share in Amortization of Intangible Assets

— Full-year 2006 GAAP Diluted EPS was $2.09. Excluding $0.36 per share in amortization of intangible assets and the first-quarter legal settlements charge of $0.33 per share, Diluted

EPS was $2.78, up 14.9 percent from 2005 —

Fourth-Quarter Highlights

•	Record net income of $228.8 million, up 29.4 percent from fourth-quarter 2005

•	Record generic dispensing rate of 57.3 percent, up 4.8 percentage points

•	Record EBITDA per adjusted prescription of $2.56, up 24.9 percent

Full-Year 2006 Highlights

•	Record net income of $630.2 million, including the after-tax legal settlements charge of $99.9 million. Net income of $730.1 million, excluding the legal charge, up 21.3 percent from 2005

•	Record cash flow from operations of $1.241 billion, up 19.2 percent from $1.041 billion in 2005

•	Record generic dispensing rate of 55.2 percent, up 3.7 percentage points

•	Record EBITDA per adjusted prescription of $2.24, up 18.5 percent, excluding the first- quarter legal charge

FRANKLIN LAKES, N.J., Feb. 21, 2007 – Medco Health Solutions, Inc. (NYSE: MHS) today reported record fourth-quarter 2006 GAAP diluted earnings per share of $0.77, an increase of 35.1 percent compared to $0.57 for the fourth quarter of 2005. Excluding $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded company, fourth-quarter 2006 diluted earnings per share were $0.86. The $0.86 diluted earnings per share in the fourth quarter of 2006 includes a $0.02 per share state income tax benefit that was anticipated in the earnings guidance previously provided by the company.

“These strong results validate a sound strategy complemented by disciplined execution,” said Medco Chairman and CEO David B. Snow Jr. “We are accelerating innovations that encourage generic utilization, enhance specialty pharmacy, optimize the efficiencies of mail, support a range of solutions for seniors and redefine the standard for clinical excellence – all of which benefit our clients, members and shareholders.”

Medco closed 2006 with nearly $3.3 billion in net-new business, a client retention rate of 97.5 percent and 2007 annualized business wins, to date, of nearly $1.3 billion.

Fourth-Quarter Financial and Operational Results

Medco reported record fourth-quarter 2006 net revenues of more than $10.9 billion, an increase of 1.2 percent over fourth-quarter 2005. Medco’s fiscal fourth quarter of 2006 included 13 weeks, compared to 14 weeks in the fiscal fourth quarter of 2005. When adjusting 2005 to reflect a comparable 13-week period, net revenues increased 9.0 percent. Net revenues increased as a result of higher new client volume and price inflation by pharmaceutical manufacturers on brand-name drugs, offset primarily by a greater representation of lower cost generic drugs and secondarily by previously announced customer losses. (Please see table 11 for reconciliation of the 2005 volume and revenue results excluding the extra week.)

Higher generic dispensing rates, which benefit clients and members and contribute to higher gross margins, resulted in a reduction of approximately $630 million in net revenues in the fourth quarter of 2006 compared to the fourth quarter of 2005.

Service revenues in the fourth quarter of 2006 were $144.7 million, an increase of 7.3 percent over fourth-quarter 2005. When adjusting 2005 to reflect a comparable 13-week period, service revenues increased 15.7 percent. This growth reflects higher fees from clients including Medicare-related services and clinical product offerings.

Total prescription volume for the fourth quarter of 2006, adjusting for the difference in days supply between mail and retail, amounted to 187.5 million prescriptions and declined 3.6 percent as a result of the extra week in 2005. After adjusting for the extra week, total adjusted prescription volume increased 3.8 percent. Mail-order prescription volume of 22.6 million in the fourth quarter of 2006 declined 6.2 percent when compared to 2005, but increased almost one percent when adjusting for the extra week in 2005. Retail prescription volume of 120.0 million in the fourth quarter of 2006 declined 2.3 percent when compared to 2005, but increased 5.3 percent when adjusting for the extra week in 2005.

As a percentage of the total, adjusted mail prescriptions were 36.0 percent in the fourth quarter of 2006 down slightly from 2005, reflecting higher retail use by new clients and Medicare Part D participants. (Please see Table 7 for the calculation of adjusted prescription volume.)

Total gross margin of 6.3 percent increased one full percentage point compared to the 5.3 percent reported in the fourth quarter of 2005, and increased 60 basis points compared to the 5.7 percent reported in the third quarter of 2006. The higher gross margin is substantially attributable to increased generic dispensing rates. The overall generic dispensing rate in the fourth quarter was a record 57.3 percent, up 4.8 percentage points from the fourth quarter of 2005. Generic dispensing rates at mail were 47.4 percent, an increase of 5.3 percentage points from the fourth quarter of 2005. Generic dispensing rates at retail were 59.2 percent, up 4.6 percentage points from the same quarter last year.

Total selling, general and administrative (“SG&A”) expense was $251.3 million, a 13.8 percent increase compared to the fourth quarter of 2005, with the increase resulting primarily from the expensing of stock options in 2006 and employee-related costs associated with business growth including Medicare Part D. (Stock option expensing is in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R – “Share Based Payment,” which was adopted in the first quarter of 2006.)

EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $479.2 million, an increase of $79.5 million, or 19.9 percent, compared to the same period last year, driven by the improved gross margin levels related to higher generic dispensing rates, specialty margin and new business contribution. EBITDA per adjusted prescription in the quarter increased 24.9 percent to a record $2.56, compared to $2.05 in the fourth quarter of 2005, reflecting the higher generic dispensing rates, increased specialty product margin, and overall business efficiencies. Sequentially, EBITDA per adjusted prescription in the fourth quarter of 2006 increased 11.3 percent from $2.30 in the third quarter. (Please refer to Table 7 for a reconciliation of EBITDA to reported net income.)

Interest and other (income) expense, net, for the fourth-quarter 2006 amounted to $16.2 million, compared to $12.7 million in fourth-quarter 2005. The growth in net interest expense is attributable to lower interest income from lower average cash balances as a result of cash being used to support our share repurchase program.

Net income for the fourth quarter rose to a record $228.8 million, up 29.4 percent from the same period last year, and up 40.3 percent from the same period last year, when pro forma stock option expense is included for 2005. Total stock option expense reflected in Income Before Provision for Income Taxes was $13.1 million in fourth-quarter 2006, with a pro forma equivalent of $22.5 million in 2005. The effective tax rate for the fourth quarter of 2006 was 37.8 percent. (Please see Table 6 for reconciliation of GAAP Net Income to GAAP pro forma Net Income.)

Specialty Pharmacy Segment

Medco’s specialty pharmacy segment, Accredo Health Group, generated fourth-quarter 2006 net revenues totaling more than $1.4 billion, up 7.2 percent from $1.3 billion in the fourth quarter of 2005. Adjusting 2005 fourth quarter revenues to reflect a 13-week period, revenues were up 15.5 percent. (Please refer to Table 11 for reconciliation of the 2005 revenue results excluding the extra week.)

Fourth-quarter 2006 operating income of $51.4 million was up 10.5 percent from $46.5 million reported in the fourth quarter of 2005. Gross margin was 7.8 percent as compared to 7.6 percent in both the third quarter of 2006 and fourth quarter of 2005. The increased gross margin percentage reflects a favorable product mix.

Full-Year 2006

For the fiscal year ended Dec. 30, 2006, Medco reported record net revenues of $42.5 billion, an increase of 12.3 percent over 2005. Medco’s fiscal year 2006 included 52 weeks, compared to a 53-week fiscal year in 2005, with the extra week included in the fourth quarter of 2005. When adjusting 2005 to reflect a comparable 52-week period, net revenues increased 14.7 percent. The $42.5 billion in 2006 net revenues includes an offset in excess of $1.7 billion as a result of higher generic dispensing rates in 2006 compared to 2005. (Please see table 11 for reconciliation of the 2005 volume and revenue results excluding the extra week.)

Medco’s full-year 2006 GAAP diluted earnings per share were $2.09. Diluted earnings per share were $2.42 excluding the legal settlements charge of $0.33 per diluted share, an increase of 31.5 percent from $1.84 in 2005, when pro forma stock option expense is included in 2005 for consistency with SFAS No. 123R. Diluted earnings per share were $2.78, excluding the legal settlements charge and excluding $0.36 per share in amortization of intangible assets that existed when Medco became a publicly traded company, an increase of 25.8 percent when compared to pro forma 2005 results of $2.21. The first-quarter 2006 legal charge was $162.6 million on a pre-tax basis, and $99.9 million on an after-tax basis. (Please see Table 6 for reconciliation of the pro forma earnings per share.)

Full year 2006 gross margins were 5.7 percent, an increase of 60 basis points compared to 5.1 percent in 2005. Generic dispensing rates reached 55.2 percent, an increase of 3.7 percentage points compared to 2005.

Total SG&A expense for the year was $1.109 billion, or $947 million excluding the legal settlements charge. The year-over-year increase of 24.9 percent, excluding the legal charge, reflects the inclusion of an incremental eight fiscal months of Accredo expenses in 2006, and pre-tax stock option expense of $53.4 million associated with the implementation of SFAS No. 123R.

Net income for full year 2006 was a record $630.2 million, including the after-tax legal settlements charge of $99.9 million. Excluding the legal settlements charge, net income of $730.1 million represents a 21.3 percent increase from the prior year. The fiscal-year 2006 weighted average diluted share count increased by 8.1 million shares to 301.6 million shares reflecting the issuance of new shares related to the Accredo acquisition in August of 2005 and employee stock options, partially offset by share repurchases made during the period. The effective tax rate for full year 2006 was 37.7 percent.

Medco’s Senior Solutions business activity, which includes Medco’s Medicare Part D Prescription Drug Plan (“PDP”), Medicare Administrative Services Only (ASO) business, and Medicare-eligible members, contributed an incremental $0.05 per share to full-year 2006 earnings, above the company’s earlier guidance of $0.04 per share. At year-end 2006, Medco had more than 1.3 million Medicare Part D members, comprised of more than 440,000 members through Medco YOURx PLAN and more than 880,000 members with its health plan and employer PDP partners.

Medco generated record 2006 cash flows from operations of $1.241 billion, an increase of 19.2 percent over 2005, and closed the year with $818.5 million of cash on its balance sheet.

Expanded Share Repurchase Program

Medco today announced that its Board of Directors has authorized an additional $3 billion in share repurchases, over the next two years, to Medco’s previously announced $2.5 billion share repurchase program. This brings the amount authorized under the repurchase plan to a cumulative total of $5.5 billion. Under the plan, shares are purchased in the open market at times and in amounts deemed appropriate by the company’s Board and senior management.

Medco repurchased 6.2 million shares at a cost of $323 million in the fourth quarter of 2006. From the inception of the program through year-end 2006, Medco has repurchased more than 29 million shares at a cost of $1.6 billion.

Raised 2007 Guidance

The company has raised its guidance for 2007 GAAP diluted earnings per share to a range of $2.94 to $3.01 per share, from its earlier range of $2.76 to $2.83 per share, representing growth in earnings per share of 21 to 24 percent over 2006 when excluding the effect of the first-quarter 2006 legal settlements charge. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company, the company expects 2007 diluted earnings per share of $3.31 to $3.40, up from its earlier range of $3.12 to $3.19 per share, a 19 to 22 percent growth rate over 2006 when excluding the first-quarter 2006 legal charge. (Please see Table 8 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

“In light of record-setting 2006 results, which delivered quality earnings at an accelerating pace, and with an expanding market and increasing leverage from our strategic growth drivers, we are raising our guidance to reflect a growth rate of 21 percent to 24 percent in 2007,” Snow said. “Approximately two-thirds of this improved guidance is driven by improved fundamental performance, with the remaining one-third attributable to incremental share repurchases in 2007. We are very optimistic about our performance in the marketplace and very confident in our ability to successfully execute our differentiating strategy.”

Mail-order volume is expected to reach a new record of approximately 95 million prescriptions for the full year 2007. This guidance incorporates an anticipated annual effective tax rate in a range of 38.0 to 38.5 percent, and an estimated range of 275 to 295 million in weighted average diluted shares outstanding.

For 2007, Medco’s Medicare Part D PDP, Medco YOURx PLAN, has been named by the Centers for Medicare and Medicaid Services (CMS) as one of 17 national PDPs, providing prescription drug plan availability for Medicare-eligible consumers throughout the United States and Puerto Rico, and has more than 320,000 lives enrolled, to-date, in its PDP for 2007. Medco expects incremental growth of $0.20 to $0.26 per share from its Senior Solutions business activity.

Use of Non-GAAP Measures

The company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and to make capital expenditures. EBITDA does not represent funds available for the company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA, but included in the calculation of the company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, in Table 7, we have calculated the 2006 EBITDA excluding the legal settlements charge recorded in the first quarter of 2006 as this is not considered an indicator of the ongoing performance of the Company.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business and is affected by changes in prescription volumes between retail and mail, as well as the relative representation of brand-name, generic and specialty drugs.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and enhances comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation because it results from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on February 21, 2007 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on February 21, 2007 through March 7, 2007. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 6667332.

About Medco

Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked pharmacy benefit manager on the 2006 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients.

•	Failure to retain key clients could result in significantly decreased revenues and could harm our profitability.

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline.

•	If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations.

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability.

•	Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results.

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA.

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results.

•	We are subject to a corporate integrity agreement.

•

Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business.

•

Our specialty pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues.

•	Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients.

•	Our specialty pharmacy business and Medicare Part D offerings expose us to increased credit risk.

•	Changes in industry pricing benchmarks could adversely affect our financial performance.

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance.

•

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases.

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance.

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure.

•	We could be required to record a material non-cash charge to income if our recorded intangible assets are impaired, or if we shorten intangible asset useful lives.

•

Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”).

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Full Years Ended
	December 30, 2006	December 31, 2005*	December 30, 2006	December 31, 2005*
Product net revenues (Includes retail co-payments of $1,855 and $2,003 in the fourth quarters of 2006 and 2005, and $7,394 and $7,436 in the full years ended 2006 and 2005)	$10,785.5	$10,668.6	$42,022.6	$37,455.0
Service revenues	144.7	134.8	521.1	415.9

Total net revenues	10,930.2	10,803.4	42,543.7	37,870.9

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,855 and $2,003 in the fourth quarters of 2006 and 2005, and $7,394 and $7,436 in the full years ended 2006 and 2005)	10,203.2	10,198.7	40,012.5	35,827.8
Cost of service revenues	36.8	27.8	125.8	100.2

Total cost of revenues	10,240.0	10,226.5	40,138.3	35,928.0
Selling, general and administrative expenses	251.3	220.8	1,109.2	757.6
Amortization of intangibles	54.6	54.5	218.5	192.5
Interest and other (income) expense, net	16.2	12.7	65.9	39.9

Total cost of operations	10,562.1	10,514.5	41,531.9	36,918.0

Income before provision for income taxes	368.1	288.9	1,011.8	952.9
Provision for income taxes	139.3	112.1	381.6	350.9

Net income	$228.8	$176.8	$630.2	$602.0

Basic earnings per share:
Weighted average shares outstanding	291.7	306.4	297.2	288.1
Earnings per share	$0.78	$0.58	$2.12	$2.09

Diluted earnings per share:
Weighted average shares outstanding	295.5	311.9	301.6	293.5
Earnings per share	$0.77	$0.57	$2.09	$2.05

*	14-week fiscal quarter and 53-week fiscal year.

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	December 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$818.5	$888.2
Short-term investments	68.4	56.6
Manufacturer accounts receivable, net	1,531.6	1,557.4
Client accounts receivable, net	1,294.9	1,195.4
Inventories, net	1,676.8	1,527.1
Prepaid expenses and other current assets	273.4	259.9
Deferred tax assets	191.4	321.0

Total current assets	5,855.0	5,805.6
Income taxes receivable	212.9	—
Property and equipment, net	649.7	672.3
Goodwill	5,108.7	5,152.3
Intangible assets, net	2,523.1	2,741.6
Other noncurrent assets	38.7	75.9

Total assets	$14,388.1	$14,447.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,884.2	$2,635.9
Client rebates and guarantees payable	886.1	787.4
Accrued expenses and other current liabilities	656.2	556.7
Short-term debt	325.0	450.0
Current portion of long-term debt	75.3	75.5

Total current liabilities	4,826.8	4,505.5
Long-term debt, net	866.4	943.9
Deferred tax liabilities	1,161.3	1,213.8
Other noncurrent liabilities	30.1	60.3

Total liabilities	6,884.6	6,723.5

Total stockholders’ equity	7,503.5	7,724.2

Total liabilities and stockholders’ equity	$14,388.1	$14,447.7

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Full Years Ended
	December 30, 2006	December 31, 2005*
Cash flows from operating activities:
Net income	$630.2	$602.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	173.6	165.0
Amortization of intangibles	218.5	192.5
Deferred income taxes	(99.8)	(233.0)
Stock-based compensation on employee stock plans	95.6	17.2
Tax benefit on employee stock plans	60.6	116.1
Excess tax benefits from stock-based compensation arrangements	(33.1)	—
Other	51.0	20.9
Net changes in assets and liabilities (net of acquisition effects, 2005 only):
Manufacturer accounts receivable, net	25.5	(110.3)
Client accounts receivable, net	(146.9)	(113.5)
Inventories	(149.7)	(40.8)
Prepaid expenses and other current assets	(18.5)	(187.4)
Deferred income taxes	162.9	—
Income taxes receivable	(212.9)	—
Other noncurrent assets	25.9	37.8
Claims and other accounts payable	248.3	627.4
Client rebates and guarantees payable	98.7	(145.9)
Accrued expenses and other noncurrent liabilities	111.1	92.8

Net cash provided by operating activities	1,241.0	1,040.8

Cash flows from investing activities:
Cash paid for Accredo Health, Incorporated, net of cash acquired	—	(989.4)
Cash paid for selected assets of Pediatric Services of America, Inc.	—	(72.5)
Capital expenditures	(151.0)	(132.1)
Purchases of securities and other investments	(121.9)	(75.5)
Proceeds from sale of securities and other investments	117.4	83.2

Net cash used by investing activities	(155.5)	(1,186.3)

Cash flows from financing activities:
Proceeds from long-term debt	—	750.0
Repayments on long-term debt	(75.5)	(1,265.2)
Proceeds under accounts receivable financing facility	150.0	450.0
Repayments under accounts receivable financing facility	(275.0)	—
Debt issuance costs	(0.5)	(2.5)
Purchase of treasury stock	(1,149.0)	(407.3)
Excess tax benefits from stock-based compensation arrangements	33.1	—
Proceeds from employee stock plans	161.7	363.2

Net cash used by financing activities	(1,155.2)	(111.8)

Net decrease in cash and cash equivalents	(69.7)	(257.3)
Cash and cash equivalents at beginning of year	888.2	1,145.5

Cash and cash equivalents at end of year	$818.5	$888.2

*	53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarter Ended December 30, 2006		Full Year Ended December 30, 2006
	Net Income	Net Income per Diluted Share	Net Income		Net Income per Diluted Share
Reconciliation of legal settlements charge:
As reported	$228.8	$0.77	$630.2		$2.09
Legal settlements charge	—	—	99.9	(1)	0.33

Excluding the legal settlements charge	$228.8	$0.77	$730.1		$2.42

(1)	Represents the after-tax effect of a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

Table 5.

	Quarters Ended		Full Years Ended
	December 30, 2006	December 31, 2005*	December 30, 2006	December 31, 2005*
Earnings Per Share Reconciliation:
Net income per diluted share, excluding the legal charge (1)	$0.77	$0.57	$2.42	$2.05
Adjustment for the amortization of intangible assets	0.09	0.09	0.36	0.37

Adjusted net income per diluted share, excluding the legal charge	$0.86	$0.66	$2.78	$2.42

(1)	Please refer to Table 4 for reconciliation of the legal settlements charge.
*	14-week fiscal quarter and 53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 6.

	Quarter Ended December 31, 2005*	Full Year Ended December 31, 2005*
Pro forma 2005 Net Income with stock option expense effect:
Net income	$176.8	$602.0
Stock option expense effect, net	(13.7)	(60.2)

Pro forma net income including stock option expense effect	$163.1	$541.8

	Quarter Ended December 30, 2006 (1)	Full Year Ended December 30, 2006 (1)
Net income, excluding the legal settlements charge (2)	$228.8	$730.1

2006 growth over pro forma 2005	40.3%	34.8%

	Quarter Ended December 31, 2005*	Full Year Ended December 31, 2005*
Pro forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$0.57	$2.05
Stock option expense effect, net	(0.04)	(0.21)

Pro forma net income per diluted share including stock option expense effect	$0.53	$1.84

	Quarter Ended December 30, 2006 (1)	Full Year Ended December 30, 2006 (1)
Net income per diluted share, excluding the legal charge (2)	$0.77	$2.42

2006 growth over pro forma 2005	45.3%	31.5%

	Quarter Ended December 31, 2005*	Full Year Ended December 31, 2005*
Pro forma 2005 Adjusted Earnings Per Share with stock option expense effect:
Adjusted net income per diluted share, excluding the amortization of intangible assets (3)	$0.66	$2.42
Stock option expense effect, net	(0.04)	(0.21)

Pro forma net income per diluted share including stock option expense effect	$0.62	$2.21

	Quarter Ended December 30, 2006 (1)	Full Year Ended December 30, 2006 (1)
Adjusted net income per diluted share, excluding the legal charge (3)	$0.86	$2.78

2006 growth over pro forma 2005	38.7%	25.8%

(1)	The fourth quarter and full year of 2006 include stock option expense, net of $8.0 million or $0.03 per share and $38.6 million or $0.13 per share, respectively.
(2)	Please refer to Table 4 for reconciliation of the legal settlements charge.
(3)	Please refer to Table 5 for reconciliation of the earnings per share, adjusted for the amortization of intangible assets.
*	14-week fiscal quarter and 53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 7.

	Quarters Ended		Full Years Ended
	December 30, 2006	December 31, 2005* (1)	December 30, 2006		December 31, 2005* (1)
EBITDA Reconciliation:
Net income	$228.8	$176.8	$630.2		$602.0
Add:
Interest and other (income) expense, net	16.2	12.7	65.9		39.9
Provision for income taxes (2)	139.3	112.1	381.6		350.9
Depreciation expense	40.3	43.6	173.6		165.0
Amortization expense	54.6	54.5	218.5		192.5

EBITDA	$479.2	$399.7	$1,469.8		$1,350.3
Legal settlements charge	—	—	162.6	(3)	—

EBITDA, excluding the legal settlements charge	$479.2	$399.7	$1,632.4		$1,350.3

Claims Detail:
Prescriptions administered
Mail-order	22.6	24.1	89.0		87.3
Retail	120.0	122.8	464.4		452.8

Total	142.6	146.9	553.4		540.1

Adjusted prescriptions (4)	187.5	194.6	729.9		714.1

EBITDA per adjusted prescription	$2.56	$2.05	$2.01		$1.89

EBITDA per adjusted prescription, excluding the legal settlements charge	$2.56	$2.05	$2.24		$1.89

(1)	Includes Accredo’s operating results commencing August 18, 2005, the date of the acquisition, and for the subsequent periods.
(2)	2006 includes a $7.5 million non-recurring tax benefit reflected in the fourth quarter, and a $20.0 million non-recurring tax benefit reflected for the full year. 2005 includes a $25.7 million non-recurring tax benefit reflected for the full year.
(3)	Represents a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.
(4)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.
*	14-week fiscal quarter and 53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 8.

	Full Year ended December 30, 2006 (1)	Estimated Full Year Ended December 29, 2007
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
Net income per diluted share	$2.42	$2.94	$3.01
Adjustment for the amortization of intangible assets	0.36	0.37	0.39

Adjusted net income per diluted share	$2.78	$3.31	$3.40

2007 net income per diluted share growth over 2006 (1)		21%	24%
2007 adjusted net income per diluted share growth over 2006 (1)		19%	22%

(1)	2006 excludes the legal settlements charge of $0.33 cents per share. Please refer to table 4 for reconciliation of the legal charge.

Table 9.

	December 30, 2006	December 31, 2005
Balance Sheet Debt:
Term loans	$456.3	$531.3
Senior notes	497.0	496.7
Accounts receivable financing facility	325.0	450.0
Fair value adjustment for interest rate swap agreements	(11.9)	(9.3)
Other notes payable	0.3	0.7

Total debt	$1,266.7	$1,469.4

Table 10.

	Quarters Ended		Full Years Ended
	December 30, 2006	December 31, 2005*	December 30, 2006	December 31, 2005*
Product Revenue Information
Retail product (1)	$6,671.4	$6,433.2	$25,880.1	$23,436.5
Mail-order product	4,114.1	4,235.4	16,142.5	14,018.5

Total product net revenues	$10,785.5	$10,668.6	$42,022.6	$37,455.0

Generic Dispensing Rate Information
Retail generic dispensing rate	59.2%	54.6%	57.2%	53.3%
Mail-order generic dispensing rate	47.4%	42.1%	44.8%	41.7%

Overall generic dispensing rate	57.3%	52.5%	55.2%	51.5%

Depreciation Information
Cost of revenues depreciation	$9.3	$10.8	$45.5	$40.7
Selling, general and administrative expenses depreciation	31.0	32.8	128.1	124.3

Total depreciation	$40.3	$43.6	$173.6	$165.0

(1)	Includes retail co-payments of $1,855 and $2,003 in the fourth quarters of 2006 and 2005, and $7,394 and $7,436 in the full years ended 2006 and 2005.
*	14-week fiscal quarter and 53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions)

Table 11.

Reconciliation of “As Reported” variances to “Adjusted” variances, which exclude the extra week in fiscal 2005:

	Quarter ended December 30, 2006	As Reported Quarter ended December 31, 2005*	Increase/ (Decrease)		Quarter ended December 30, 2006	Adjusted Quarter ended December 31, 2005**	Increase/ (Decrease)
Prescriptions administered
Retail	120.0	122.8	(2.8)	-2.3%	120.0	114.0	6.0	5.3%
Mail-order	22.6	24.1	(1.5)	-6.2%	22.6	22.4	0.2	0.9%

Total	142.6	146.9	(4.3)	-2.9%	142.6	136.4	6.2	4.5%
Adjusted prescriptions (2)	187.5	194.6	(7.1)	-3.6%	187.5	180.7	6.8	3.8%

Retail product net revenues	$6,671.4	$6,433.2	$238.2	3.7%	$6,671.4	$5,973.7	$697.7	11.7%
Mail-order product net revenues	4,114.1	4,235.4	(121.3)	-2.9%	4,114.1	3,932.9	181.2	4.6%

Total product net revenues	10,785.5	10,668.6	116.9	1.1%	10,785.5	9,906.6	878.9	8.9%

Client and other service revenues	98.2	82.1	16.1	19.6%	98.2	76.2	22.0	28.9%
Manufacturer service revenues	46.5	52.7	(6.2)	-11.8%	46.5	48.9	(2.4)	-4.9%

Total service revenues	144.7	134.8	9.9	7.3%	144.7	125.1	19.6	15.7%

Total net revenues (1)	$10,930.2	$10,803.4	$126.8	1.2%	$10,930.2	$10,031.7	$898.5	9.0%

(1) Included in the total net revenues above are specialty pharmacy segment net revenues as follows:

Specialty pharmacy net revenues	$1,422.8	$1,327.1	$95.7	7.2%	$1,422.8	$1,232.3	$190.5	15.5%

	Full Year ended December 30, 2006	As Reported Full Year ended December 31, 2005*	Increase/ (Decrease)		Full Year ended December 30, 2006	Adjusted Full Year ended December 31, 2005**	Increase/ (Decrease)
Prescriptions administered
Retail	464.4	452.8	11.6	2.6%	464.4	444.0	20.4	4.6%
Mail-order	89.0	87.3	1.7	1.9%	89.0	85.6	3.4	4.0%

Total	553.4	540.1	13.3	2.5%	553.4	529.6	23.8	4.5%
Adjusted prescriptions (2)	729.9	714.1	15.8	2.2%	729.9	700.2	29.7	4.2%

Retail product net revenues	$25,880.1	$23,436.5	$2,443.6	10.4%	$25,880.1	$22,977.0	$2,903.1	12.6%
Mail-order product net revenues	16,142.5	14,018.5	2,124.0	15.2%	16,142.5	13,716.0	2,426.5	17.7%

Total product net revenues	42,022.6	37,455.0	4,567.6	12.2%	42,022.6	36,693.0	5,329.6	14.5%

Client and other service revenues	344.1	244.2	99.9	40.9%	344.1	238.3	105.8	44.4%
Manufacturer service revenues	177.0	171.7	5.3	3.1%	177.0	167.9	9.1	5.4%

Total service revenues	521.1	415.9	105.2	25.3%	521.1	406.2	114.9	28.3%

Total net revenues	$42,543.7	$37,870.9	$4,672.8	12.3%	$42,543.7	$37,099.2	$5,444.5	14.7%

(2)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.
*	14-week fiscal quarter and 53-week fiscal year.
**	Adjusted 2005 to reflect a 13-week fiscal quarter and 52-week fiscal year, consistent with fiscal 2006.